Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On November 28, 2018 (the “Closing Date”), CVS Health Corporation, a Delaware corporation (“CVS Health”), completed its acquisition of Aetna Inc., a Pennsylvania corporation (“Aetna”).  Pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 3, 2017, among CVS Health, Hudson Merger Sub Corp., a Pennsylvania corporation and a wholly-owned subsidiary of CVS Health (“Merger Sub”), and Aetna, Merger Sub merged with and into Aetna, with Aetna continuing as the surviving corporation (the “Merger”).  As a result of the Merger, Aetna became a wholly-owned indirect subsidiary of CVS Health.

The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Merger based on the historical financial statements and accounting records of CVS Health and Aetna after giving effect to the Merger and the Merger-related pro forma adjustments as described in the notes included below.

The unaudited pro forma condensed combined statements of income for the year ended December 31, 2017 and the nine months ended September 30, 2018 combine the historical consolidated statements of income of CVS Health and Aetna, giving effect to the Merger as if it had occurred on January 1, 2017, the first day of the fiscal year ended December 31, 2017.  The unaudited pro forma condensed combined balance sheet as of September 30, 2018, combines the historical consolidated balance sheets of CVS Health and Aetna, giving effect to the Merger as if it had occurred on September 30, 2018.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of income, expected to have a continuing impact on the combined company’s results.  The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements.

In addition, the unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes:

•
separate audited historical consolidated financial statements of CVS Health as of and for the year ended December 31, 2017, and the related notes included in CVS Health’s Annual Report on Form 10-K for the year ended December 31, 2017;

•
separate unaudited historical condensed consolidated financial statements of CVS Health as of and for the nine month period ended September 30, 2018, and the related notes included in CVS Health’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018;

•
separate audited historical consolidated financial statements of Aetna as of and for the year ended December 31, 2017, and the related notes included in Aetna’s Annual Report on Form 10-K for the year ended December 31, 2017; and

•
separate unaudited historical condensed consolidated financial statements of Aetna as of and for the nine month period ended September 30, 2018, and the related notes included in Aetna’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018.

The unaudited pro forma condensed combined financial information has been prepared by CVS Health using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles.  CVS Health has been treated as the acquirer in the Merger for accounting purposes.  The assets acquired and liabilities assumed by CVS Health in the Merger have been measured at their respective estimated fair values as of the Closing Date.  Differences between these estimates of fair value and the final acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.  The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information prepared in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

CVS Health will finalize the acquisition accounting (including the necessary valuation and other studies) as soon as practicable within the required measurement period, but in no event later than one year following completion of the Merger.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only.  The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that CVS Health and Aetna would have achieved had the companies been combined during the periods presented in the unaudited pro forma condensed combined financial statements and is not intended to project the future results of operations that the combined company may achieve after the Merger.  The unaudited pro forma condensed combined financial information does not reflect any potential cost savings that may be realized as a result of the Merger and also does not reflect any restructuring or integration-related costs to achieve those potential cost savings.  Material intercompany transactions between CVS Health and Aetna during the periods presented in the unaudited pro forma condensed combined financial statements have been eliminated (see Note 6. Income Statement Pro Forma Adjustments and Note 7. Balance Sheet Pro Forma Adjustments).

Unaudited Pro Forma Condensed Combined Statement of Income for the Year Ended December 31, 2017

			Pro Forma
	Historical		Adjustments		Pro Forma
	CVS Health	Aetna	(Note 6)		Combined
	(in millions, except per common share data)
Revenues:
Pharmacy, consumer products and other:
Net revenues	$181,207	$—	$(9,165	)(l)	$172,042
Insurance:
Premiums(k)	3,558	53,894	—		57,452
Fees and other revenue	—	5,930	—		5,930
Net investment income	21	711	(156	)(m)	576
Total net revenues	184,786	60,535	(9,321)		236,000
Operating costs and expenses:
Pharmacy, consumer products and other:
Cost of revenues	153,448	—	(8,148	)(l)	145,300
Insurance:
Benefit costs(k)	2,810	44,519	(927	)(l)	46,402
	156,258	44,519	(9,075)		191,702
Selling, general and administrative expenses	18,809	12,336	819	(n)	31,964
Goodwill impairments	181	—			181
Total operating costs and expenses	175,248	56,855	(8,256)		223,847
Operating income	9,538	3,680	(1,065)		12,153
Interest expense	1,062	442	1,927	(o)	3,431
Loss on early extinguishment of debt	—	246	—		246
Other expense (income)	208	—	(171	)(p)	37
Income from continuing operations before income tax provision	8,268	2,992	(2,821)		8,439
Income tax provision	1,637	1,087	(1,100	)(q)	1,624
Income from continuing operations	6,631	1,905	(1,721)		6,815
Income from continuing operations attributable to noncontrolling interests	(1)	(1)	—		(2)
Income from continuing operations attributable to CVS Health	$6,630	$1,904	$(1,721)		$6,813

Earnings per share from continuing operations attributable to CVS Health:
Basic	$6.48	$5.71			$5.25	(s)
Diluted	$6.45	$5.68			$5.21	(s)

Weighted average shares:
Basic	1,020	333	(59)		1,294	(r)
Diluted	1,024	335	(56)		1,303	(r)

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements.  The pro forma adjustments shown above are explained in Note 6. Income Statement Pro Forma Adjustments.

Unaudited Pro Forma Condensed Combined Statement of Income for the Nine Months Ended September 30, 2018

			Pro Forma
	Historical		Adjustments		Pro Forma
	CVS Health	Aetna	(Note 6)		Combined
	(in millions, except per common share data)
Revenues:
Pharmacy, consumer products and other:
Net revenues	$136,986	$—	$(4,829	)(l)	$132,157
Insurance:
Premiums(k)	2,684	39,663	—		42,347
Fees and other revenue	—	6,152	—		6,152
Net investment income	485	565	(578	)(m)	472
Total net revenues	140,155	46,380	(5,407)		181,128
Operating costs and expenses:
Pharmacy, consumer products and other:
Cost of revenues	115,883	1,154	(3,942	)(l)	113,095
Insurance:
Benefit costs(k)	2,399	32,026	(798	)(l)	33,627
	118,282	33,180	(4,740)		146,722
Selling, general and administrative expenses	14,755	8,440	657	(n)	23,852
Goodwill impairment	3,921	—			3,921
Total operating costs and expenses	136,958	41,620	(4,083)		174,495
Operating income	3,197	4,760	(1,324)		6,633
Interest expense	1,886	262	286	(o)	2,434
Other expense (income)	7	—	(152	)(p)	(145)
Income from continuing operations before income tax provision	1,304	4,498	(1,458)		4,344
Income tax provision	1,478	1,070	(379	)(q)	2,169
Income (loss) from continuing operations	(174)	3,428	(1,079)		2,175
Income from continuing operations attributable to noncontrolling interests	—	(7)	—		(7)
Income from continuing operations attributable to CVS Health	$(174)	$3,421	$(1,079)		$2,168
Earnings per share from continuing operations attributable to CVS Health:
Basic	$(0.17)	$10.44			$1.67	(s)
Diluted	$(0.17)	$10.37			$1.67	(s)
Weighted average shares:
Basic	1,018	328	(54)		1,292	(r)
Diluted	1,018	330	(49)		1,299	(r)

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements.  The pro forma adjustments shown above are explained in Note 6. Income Statement Pro Forma Adjustments.

Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2018

			Pro Forma
	Historical		Adjustments		Pro Forma
	CVS Health	Aetna	(Note 7)		Combined
	(in millions)
Assets:
Cash and cash equivalents	$41,587	$6,769	$(42,987	)(t)	$5,369
Investments	105	2,796	—		2,901
Accounts receivable, net	14,837	5,704	(1,682	)(u)	18,859
Inventories	14,818	6	—		14,824
Other current assets	634	4,096	—		4,730
Total current assets	71,981	19,371	(44,669)		46,683
Long-term investments	—	15,764	—		15,764
Property and equipment, net	10,419	568	185	(v)	11,172
Goodwill	34,216	10,576	35,972	(w)	80,764
Intangible assets, net	13,166	1,058	22,558	(x)	36,782
Separate Account assets	—	4,205	—		4,205
Other assets	1,724	5,561	(1,409	)(y)	5,876
Total assets	$131,506	$57,103	$12,637		$201,246

Liabilities and shareholders’ equity:
Pharmacy claims and discounts payable	$12,348	$410	$(805	)(u)	$11,953
Health care costs payable and other insurance liabilities	—	7,222	(606	)(u)	6,616
Accrued expenses and other current liabilities	14,973	8,663	(451	)(z)	23,185
Short-term debt and current portion of long-term debt	2,139	375	—		2,514
Total current liabilities	29,460	16,670	(1,862)		44,268
Long-term debt	60,747	7,782	4,923	(aa)	73,452
Deferred income taxes	3,052	—	5,540	(bb)	8,592
Separate Account liabilities	—	4,205	—		4,205
Other insurance liabilities	—	7,486	259	(cc)	7,745
Other long-term liabilities	1,625	2,397	(300	)(dd)	3,722
Total liabilities	94,884	38,540	8,560		141,984

Shareholders’ equity:
Common stock and capital surplus(1)	32,377	4,779	(4,412	)(ee)	32,744
Treasury stock and shares held in trust	(37,731)	—	22,117	(ff)	(15,614)
Retained earnings	41,843	15,325	(15,498	)(gg)	41,670
Accumulated other comprehensive income (loss)	129	(1,813)	1,813	(hh)	129
Total CVS Health shareholders’ equity	36,618	18,291	4,020		58,929
Noncontrolling interests	4	272	57	(ii)	333
Total shareholders’ equity	36,622	18,563	4,077		59,262
Total liabilities and shareholders’ equity	$131,506	$57,103	$12,637		$201,246

(1)
On an historical basis, share information of CVS Health is as follows:  3.2 billion shares of common stock authorized; 1.7 billion shares of common stock issued and 1.0 billion shares outstanding.  On a pro forma combined basis, share information is as follows:  3.2 billion shares of common stock authorized; 2.0 billion shares of common stock issued and 1.293 billion shares of common stock outstanding.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements.  The pro forma adjustments shown above are explained in Note 7. Balance Sheet Pro Forma Adjustments.

1. Description of Transaction

On December 3, 2017, CVS Health, Hudson Merger Sub Corp., a wholly-owned subsidiary of CVS Health, and Aetna entered into the Merger Agreement.  On November 28, 2018, CVS Health completed the acquisition of Aetna pursuant to the Merger Agreement, and Aetna became a wholly-owned subsidiary of CVS Health.  At the completion of the Merger, each Aetna common share issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive $145.00 in cash, without interest thereon (the “cash consideration”), and 0.8378 of a share of CVS Health common stock (the “share consideration,” which, together with the cash consideration, is collectively referred to as the “Merger Consideration”).  No fractional shares of CVS Health common stock were issued in the Merger, and Aetna’s former shareholders received cash in lieu of any fractional shares of CVS Health common stock.

Each outstanding Aetna equity award that was vested or that became vested pursuant to its terms as of the effective time of the Merger was converted into the right to receive the Merger Consideration or a payment in cash in an amount based on the value of the Merger Consideration (the “Equity Award Cash Consideration”) less any applicable exercise price (except for restricted stock units held by Aetna’s former non-employee directors, which were converted into the right to receive a payment in cash in an amount based on the closing trading price of Aetna common shares on the Closing Date).  Each outstanding Aetna equity award that was not vested as of the effective time of the Merger or that was granted after the date of the Merger Agreement was cancelled and converted into a CVS Health equity award, subject to the same terms and conditions as applied to the corresponding Aetna equity award immediately prior to the effective time of the Merger (with the performance goals for performance-based awards deemed achieved at the higher of target or actual performance), except that the number of shares of CVS Health common stock subject to each converted CVS Health equity award equals the product of the number of Aetna common shares underlying each such award at the effective time of the Merger multiplied by the “Equity Award Exchange Ratio” of 2.729, which is the sum of 0.8378, plus the quotient of $145.00 divided by $76.686.  The applicable exercise price of any converted Aetna equity award was also adjusted to take account of the Equity Award Exchange Ratio.

In connection with the Merger, CVS Health issued approximately 274.4 million shares of its common stock and paid an aggregate of approximately $48.1 billion in cash to former Aetna shareholders in exchange for Aetna common shares and to former Aetna equity award holders in exchange for their vested equity awards, resulting in aggregate Merger Consideration to Aetna’s former shareholders and equity award holders of approximately $70 billion, calculated based on the volume weighted average price of CVS Health’s common stock on November 28, 2018.

The foregoing summary of the transactions contemplated by the Merger Agreement is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which was attached as Exhibit 2.1 to the Current Report on Form 8-K filed by CVS Health with the SEC on December 5, 2017.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and is based on the historical consolidated financial statements of CVS Health and Aetna.

The acquisition method of accounting is based on Accounting Standards Codification (“ASC”) 805, Business Combinations, and uses the fair value concepts defined in ASC 820, Fair Value Measurement.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date.  In addition, ASC 805 requires that the consideration transferred be measured at the date the Merger is completed at the then-current market price.  See Note 4. Consideration Transferred for further information.

ASC 820 defines the term “fair value,” sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures.  Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”

This is an exit price concept for the valuation of the asset or liability.  In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability.  Fair value measurements for an asset assume the highest and best use by these market participants.  As a result of these standards, CVS Health may be required to record the fair value of assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect CVS Health’s intended use of those assets.  Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded, as of the completion of the Merger, primarily at their respective fair values and added to those of CVS Health.  Financial statements and reported results of operations of CVS Health issued after completion of the Merger will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Aetna.

Under ASC 805, acquisition-related transaction costs (e.g., advisory, legal and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred.  Total acquisition-related transaction costs expected to be incurred by CVS Health and Aetna are estimated to be $413 million, of which $206 million were incurred through September 30, 2018.  Certain acquisition-related transaction costs incurred in both 2017 and the nine months ended September 30, 2018 are reflected as a pro forma adjustment to the unaudited pro forma condensed combined statements of income for those same periods as a reduction in selling, general and administrative expenses because those net costs are not expected to have a continuing impact on the combined company’s results.

The unaudited pro forma condensed combined balance sheet as of September 30, 2018 is required to include adjustments which give effect to events that are directly attributable to the Merger regardless of whether they are expected to have a continuing impact on the combined company’s results or are non-recurring.  Therefore, acquisition-related transaction costs expected to be incurred by CVS Health and Aetna subsequent to September 30, 2018 of $207 million are reflected as pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of September 30, 2018, with the after-tax impact presented as an increase to accrued expenses and other current liabilities and a decrease to retained earnings.

The unaudited pro forma condensed combined financial information does not reflect any potential cost savings that may be realized as a result of the Merger.  These cost savings opportunities are from administrative cost savings as well as reduced health care costs due to medical management.  Although CVS Health projects that cost savings will result from the Merger, there can be no assurance that these cost savings will be achieved.  The unaudited pro forma condensed combined financial information does not reflect any projected restructuring and integration-related costs associated with the achievement of projected annual cost savings.  The annual cost savings are projected to be approximately $750 million in the second full year following completion of the Merger.  The restructuring and integration-related costs will be expensed in the appropriate accounting periods after completion of the Merger as incurred.

On December 22, 2017, the President signed into law the Tax Cuts and Jobs Act (the “TCJA”).  Among numerous changes to existing tax laws, the TCJA permanently reduced the federal corporate income tax rate from 35% to 21% effective on January 1, 2018.  The effects on deferred income tax balances of changes in tax rates are required to be taken into consideration in the period in which the changes are enacted, regardless of when they are effective.  Consequently, the income statement adjustments to these unaudited pro forma condensed combined financial statements for the year ended December 31, 2017 assume a 39% effective income tax rate; and the income statement adjustments to these unaudited pro forma condensed combined financial statements for the nine months ended September 30, 2018 and the balance sheet adjustments to these unaudited pro forma condensed combined financial statements assume a new lower effective income tax rate of 26%.

3. Accounting Policies

With the exception of one accounting policy related to recently issued accounting guidance that CVS Health early adopted in the first quarter of 2017 (see Note 6(n)), at this time CVS Health is not aware of any significant differences between the accounting policies of the two companies that would have a material impact on the combined company’s financial statements.  Therefore, the unaudited pro forma condensed combined financial statements assume there are no other differences in accounting policies other than the one described in Note 6(n).  As CVS Health completes its review of Aetna’s accounting policies, it is possible that other policy differences may be identified that, when conformed, could have a material impact on the combined company’s financial statements.

4. Consideration Transferred

The components of the consideration transferred to effect the acquisition of Aetna are:

(Millions, except per common share data)

Cash consideration:
Shareholders:
Aetna common shares outstanding	327.6
Multiplied by Merger Agreement cash consideration per share paid to Aetna shareholders	$145.00
Cash consideration paid to Aetna shareholders	$47,497

Stock appreciation right holders:
Aetna in-the-money stock appreciation rights that vested prior to or upon closing	4.9
Multiplied by Equity Award Cash Consideration of $209.25 less exercise price	$119.57
Cash consideration paid to Aetna stock appreciation right holders	$591

Fair value of total cash consideration	$48,089

Stock consideration:
Shareholders:
Aetna common shares outstanding	327.6
Multiplied by Merger Agreement per share exchange ratio	0.8378
Multiplied by per share price of CVS Health common stock on November 28, 2018	$80.59
Fair value of total common stock consideration	$22,117

Total consideration:
Cash consideration	$48,089
Common stock consideration	22,117
Other consideration transferred(a)	367
Total consideration transferred	$70,573

Certain amounts may reflect rounding adjustments.

(a)
As further discussed in Note 1. Description of Transaction, certain outstanding equity awards granted to Aetna employees were not settled upon completion of the Merger, and instead were converted into replacement equity awards issued by CVS Health.  CVS Health estimated the fair value of these replacement equity awards and attributed that fair value to pre-Merger and post-Merger services.  $367 million of the fair value of these awards was attributed to pre-Merger services and is included in the other consideration transferred, and $232 million will be accounted for as compensation expense in CVS Health’s post-Merger financial statements. The final total consideration transferred also will reflect the effective settlement of pre-existing relationships between CVS Health and Aetna as of November 28, 2018.

5. Estimate of Assets Acquired and Liabilities Assumed

The following summarizes a preliminary estimate of the assets acquired and the liabilities assumed by CVS Health in the Merger assuming the Merger took place on September 30, 2018, and includes a reconciliation to the total consideration transferred:

As of
September 30,
2018
(in millions)
Assets Acquired and Liabilities Assumed:
Historical net book value of net assets acquired	$18,563
Less historical:
Goodwill	(10,576)
Intangible assets	(1,058)
Debt issuance costs and net debt discounts/premiums	(47)
Capitalized software	(785)
Deferred acquisition costs	(612)
Deferred gain related to Aetna’s Group Insurance sale	653
Deferred tax assets on outstanding equity awards	(25)
Deferred tax assets on net debt discounts/premiums	(8)
Deferred tax assets on deferred gain liability related to Aetna’s Group Insurance sale	(137)
Deferred tax liabilities on deferred acquisition costs	129
Deferred tax liabilities on historical capitalized software	174
Deferred tax liabilities on historical intangible assets and tax deductible goodwill	444
Adjusted book value of net assets acquired	6,715
Adjustments to:
Goodwill(b)	46,548
Identifiable intangible assets(c)	23,616
Deferred tax liabilities(d)	(6,117)
Fair value adjustment to Aetna debt assumed(e)	107
Fair value adjustment to long duration insurance reserves(f)	(259)
Fair value adjustment to property and equipment(g)	185
Fair value of noncontrolling interests(h)	(329)
To record cash associated with the sale of Aetna’s standalone PDP plans(i)	107
Other(j)	—
Total adjustments	63,858
Consideration transferred	$70,573

(b)
Goodwill is calculated as the difference between the acquisition date fair value of the total consideration transferred and the aggregate values assigned to the assets acquired and liabilities assumed.  Goodwill is not amortized.

(c)
As of the completion of the Merger, identifiable intangible assets are required to be measured at fair value, and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use.  For purposes of these unaudited pro forma condensed combined financial statements and consistent with the ASC 820 requirements for fair value measurements, it is assumed that all acquired assets will be used, and that all acquired assets will be used in a manner that represents the highest and best use of those acquired assets. The estimated fair value of Aetna’s identifiable intangible assets excludes a held for sale customer relationship intangible asset related to Aetna’s standalone Medicare Part D prescription drug plans of $107 million that were divested on November 30, 2018 to WellCare Health Plans Inc. (“WellCare”).  See Note 8. Disposition for further information.

The fair value of identifiable intangible assets is determined primarily using variations of the “income approach,” which is based on the present value of the future after-tax cash flows attributable to each identifiable intangible asset.  Other valuation methods, including the market approach and cost approach, were also considered in estimating the fair value.

CVS Health is gathering information as to the amount, timing and risk of the cash flows from all of Aetna’s identifiable intangible assets to determine their fair value.

Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include, but are not limited to:  the amount and timing of projected future cash flows (including revenue and profitability); the discount rate selected to measure the risks inherent in the future cash flows; the assessment of the asset’s life cycle; and the competitive trends impacting the asset.  However, for purposes of these unaudited pro forma condensed combined financial statements, the components of the fair value of Aetna’s identifiable intangible assets and their weighted average useful lives have been preliminarily estimated as follows:

	Estimated	Estimated
	Fair Value	Useful Life
	(in millions)	(Years)
Customer relationships	$13,600	14
Technology	1,060	3
Provider networks	4,200	20
Value of Business Acquired	591	20
Definite-lived trade names/trademarks	65	5
	19,516
Indefinite-lived trade name/trademark	4,100	N/A
Total	$23,616

These preliminary estimates of fair value and weighted average useful life may be different from the amounts included in the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.  Once sufficient information has been gathered about Aetna’s identifiable intangible assets, additional insight may be gained that could impact (i) the estimated total value assigned to identifiable intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (iii) the estimated weighted average useful life of each category of intangible assets.

(d)
As of the completion of the Merger, CVS Health established net deferred tax liabilities and made other tax adjustments as part of the accounting for the Merger, primarily related to estimated fair value adjustments for identifiable intangible assets, long duration insurance reserves, property and equipment and debt (see Note 5(c) and Notes 5(e) through 5(g)).  The pro forma adjustment to record the effect of deferred taxes was computed as follows:

(in millions)
Estimated fair value of identifiable intangible assets acquired	$23,616
Estimated fair value adjustment to long duration insurance reserves	(259)
Estimated fair value adjustment to property and equipment	185
Estimated fair value adjustment to Aetna debt assumed	107
Total estimated fair value adjustments of assets acquired and liabilities assumed	$23,649
Deferred taxes associated with the estimated fair value adjustments of assets acquired and liabilities assumed, at 26% (*)	$6,117
__________ (*) CVS Health assumed a 26% tax rate when estimating the deferred tax impacts of the acquisition.

(e)
As of the completion of the Merger, Aetna’s debt is required to be measured at fair value.  As a result, CVS Health decreased the fair value of Aetna debt assumed by $107 million, which will be amortized over the life of the Aetna debt as an increase in interest expense.  This adjustment reflects the aggregate difference between the par value and the fair value of Aetna’s long-term debt.

(f)	As of the completion of the Merger, Aetna’s long duration insurance contract liabilities are required to be measured at fair value in accordance with ASC 944, Financial Services - Insurance.

(g)
As of the completion of the Merger, Aetna’s property and equipment is required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date.  The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use.  The fair value of Aetna’s property and equipment reflects the value that a market participant would spend to replace the assets, which takes into account changes in technology, usage and relative obsolescence and depreciation of the assets.

(h)	As of the completion of the Merger, the net book value of Aetna’s noncontrolling interests is required to be measured at fair value.

(i)	To record the cash received related to the sale of Aetna’s standalone Medicare Part D prescription drug plans. See Note 8. Disposition for further information.

(j)
As of the completion of the Merger, various other assets and liabilities are required to be measured at fair value, including, but not limited to:  accounts receivable, investments and certain contingencies.  At this time, CVS Health does not have sufficient information to make a reasonable preliminary estimate of the fair value of these assets and liabilities.  Accordingly, for the purposes of these unaudited pro forma condensed combined financial statements, CVS Health has assumed that the historical Aetna book values represent the best estimate of fair value.

6. Income Statement Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Consideration Transferred; and Note 5. Estimate of Assets Acquired and Liabilities Assumed.  Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(k)
For the year ended December 31, 2017 and the nine months ended September 30, 2018, CVS Health’s insurance premiums from its SilverScript Insurance Company prescription drug plan of $3.6 billion and $2.7 billion, respectively, have been reclassified and presented separately from net revenues from pharmacy, consumer products and other.  The related benefit costs for the year ended December 31, 2017 and the nine months ended September 30, 2018 of $2.8 billion and $2.4 billion, respectively, have been reclassified and presented separately from cost of revenues from pharmacy, consumer products and other.  These reclassifications made in these pro forma condensed combined financial statements were made to conform with Aetna’s insurance-related presentation.

(l)
To eliminate pharmacy and clinical services revenue CVS Health earned from Aetna of $9.2 billion and $4.8 billion, respectively, for the year ended December 31, 2017 and for the nine months ended September 30, 2018.  The related costs eliminated and their financial statement line items are as follows:

	Year Ended	Nine Months Ended
	December 31, 2017	September 30, 2018
	(in millions)
Elimination of cost of revenues	$8,148	$3,942
Elimination of benefit costs	927	798
Elimination of administrative fees from selling, general and administrative expenses	90	89
Total elimination	$9,165	$4,829

(m)	For the purposes of these unaudited pro forma condensed combined financial statements, this adjustment reflects CVS Health’s estimated forgone interest income associated with the following items:

	Year Ended	Nine Months Ended
	December 31, 2017	September 30, 2018
	(in millions)
CVS Health’s estimated foregone interest income associated with adjusting the amortized cost of Aetna’s debt securities investment portfolio to fair value as of the completion of the Merger.	$(111)	$(73)
CVS Health’s estimated foregone interest income associated with the cash used to partially fund a portion of the Merger Consideration. The estimated foregone interest income for the combined entity is based on a weighted average annual interest rate of 1.45% and 2.22% for the year ended December 31, 2017 and the nine months ended September 30, 2018, respectively.	(45)	(51)
CVS Health’s estimated foregone interest income associated with the interest earned during the nine months ended September 30, 2018 on the net proceeds of CVS Health’s $40 billion debt issuance in March 2018 to partially fund the Merger.	—	(454)
Estimated adjustment to net investment income	$(156)	$(578)

(n)
During the first quarter of 2017, CVS Health early adopted ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.  ASU 2017-07 requires entities to disaggregate the current service cost component from the other components of net benefit cost and present it with other current compensation costs for related employees in the income statement and present the other components of net benefit cost elsewhere in the income statement and outside of operating income.

Below is Aetna’s reclassification from selling, general and administrative expenses to other expense (income) to conform with CVS Health’s current accounting policy:

	Year Ended	Nine Months Ended
	December 31, 2017	September 30, 2018
	(in millions)
Net periodic benefit expense (income) for pension plans	$(112)	$(108)
Net periodic benefit expense for other postretirement employee benefit plans	5	4
Reclassification of net periodic benefit expense (income) from selling, general and administrative expenses to other expense (income)	$(107)	$(104)

Selling, general and administrative expenses are adjusted, as follows:

	Year Ended	Nine Months Ended
	December 31, 2017	September 30, 2018
	(in millions)
Reclassification of net periodic benefit income to other expense (income), as discussed above	$107	$104
Eliminate Aetna’s historical administrative fees paid to CVS Health (see Note 6(m))	(90)	(89)
Eliminate CVS Health and Aetna transaction costs incurred	(72)	(134)
Eliminate Aetna’s historical intangible asset amortization expense	(272)	(142)
Eliminate Aetna’s historical deferred acquisition cost amortization expense	(111)	(94)
Eliminate Aetna’s historical capitalized software amortization expense	(316)	(167)
Estimated depreciation expense related to property and equipment fair value adjustment	24	18
Estimated transaction-related intangible asset amortization (*)	1,549	1,161
Estimated adjustment to selling, general and administrative expenses	$819	$657
                __________
(*)	Assumes an estimated $19.5 billion of finite-lived intangibles and a weighted average amortization period of approximately 17 years (See Note 5. Estimate of Assets Acquired and Liabilities Assumed).

(o)	CVS estimates interest expense to increase due to the following:

	Year Ended	Nine Months Ended
	December 31, 2017	September 30, 2018
	(in millions)
Additional interest expense associated with the issuance of $40.0 billion of long-term fixed-rate and/or floating rate debt that CVS Health issued to partially fund the Merger with various maturity tranches ranging from 2 to 30 years and an assumed weighted average annual interest rate of 4.23% (**)	$1,692	$282
Additional interest expense associated with the issuance of $5.0 billion of fixed-rate and/or floating rate term loans to partially fund the Merger Consideration with an assumed maturity of 3 to 5 years and an assumed weighted average annual interest rate of 4.07% (***)

	204	153
Eliminate CVS Health bridge financing costs	(56)	(173)
Eliminate historical amortization of net debt discounts/premiums and debt issuance costs	2	(1)
Amortization of debt issuance costs and debt discounts associated with the long-term debt and term loans issued to partially fund the Merger	77	19
Amortization of the estimated fair value adjustment to Aetna’s debt assumed by CVS Health over the remaining life of Aetna’s outstanding debt	8	6
Estimated adjustment to interest expense	$1,927	$286
__________
(**)
If interest rates were to increase or decrease by 0.125% from the floating rates assumed in estimating this pro forma adjustment to interest expense, pro forma interest expense would increase or decrease by approximately $2 million in the year ended December 31, 2017 and approximately $2 million in the nine months ended September 30, 2018.

(***)
If interest rates were to increase or decrease by 0.125% from the rates assumed in estimating this pro forma adjustment to interest expense, pro forma interest expense would increase or decrease by approximately $6 million in the year ended December 31, 2017 and $5 million in the nine months ended September 30, 2018.

(p)	To adjust other expense (income) for the following:

	Year Ended	Nine Months Ended
	December 31, 2017	September 30, 2018
	(in millions)
Reclassification of net periodic benefit income from selling, general and administrative expenses to other expense (income) as discussed in Note 6(n)	$(107)	$(104)
Adjustment to net periodic benefit expense (income) to eliminate the amortization of prior service credit and deferred actuarial losses	(64)	(48)
Total	$(171)	$(152)

(q)
The pro forma income tax adjustments for the statement of income are estimated at the applicable statutory income tax rates, generally 39% for the year ended December 31, 2017 and 26% for the nine months ended September 30, 2018.

(r)
The pro forma combined basic and diluted earnings per share for the periods presented are based on the combined weighted average basic and diluted common shares of CVS Health and Aetna.  The historical weighted average basic and diluted shares of Aetna were assumed to be replaced by the shares of common stock issued by CVS Health to effect the Merger.

For periods in which CVS Health reports net income, diluted earnings per share is determined by using the weighted average number of common and dilutive common share equivalents outstanding during the period, unless the effect is antidilutive.  Due to the loss from continuing operations attributable to CVS Health in the nine months ended September 30, 2018, 2 million potentially dilutive common share equivalents were excluded from the historical CVS Health calculation of diluted earnings per share, as the impact of these shares was antidilutive.  Since the pro forma combined company is in a net income position for the nine months ended September 30, 2018, the dilutive effect of all of CVS Health’s common share equivalents was included in the pro forma weighted average shares used to compute diluted earnings per share.

The following table summarizes the computation of the unaudited pro forma combined weighted average basic and diluted shares outstanding:

	Year Ended	Nine Months Ended
	December 31, 2017	September 30, 2018
	(in millions)
CVS Health weighted average shares used to compute basic earnings per share	1,020	1,018
Aetna shares outstanding at November 28, 2018, converted at the exchange ratio (327.6 Aetna common shares outstanding multiplied by 0.8378)	274	274
Pro forma weighted average basic shares outstanding	1,294	1,292
Dilutive effect of CVS Health’s outstanding stock-based awards	4	2
Dilutive effect of Aetna’s outstanding stock-based awards, converted to CVS Health equity awards at the equity award exchange ratio (CVS Health awards issued to replace Aetna awards)	4	4
Pro forma weighted average shares used to compute diluted earnings per share	1,303	1,299

Note: Certain amounts may reflect rounding adjustments.

(s)	The following is a reconciliation of pro forma combined basic and diluted earnings per share for the respective periods:

	Year Ended	Nine Months Ended
	December 31, 2017	September 30, 2018
	(in millions except per share amounts)
Numerator for earnings per share calculation:
Pro forma income from continuing operations attributable to CVS Health	$6,813	$2,168
Income allocated to participating securities	(20)	(4)
Total	$6,793	$2,164

Denominator for earnings per share calculation:
Pro forma weighted average shares, basic	1,294	1,292
Pro forma weighted average shares, diluted	1,303	1,299

Pro forma earnings per share:
Basic	$5.25	$1.67
Diluted	$5.21	$1.67

7. Balance Sheet Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Consideration Transferred; and Note 5. Estimate of Assets Acquired and Liabilities Assumed.  Adjustments included in the column under the heading “Pro forma Adjustments” represent the following:

(t)	To reflect the use of available cash to partially fund the Merger. The components of such available cash were:

(in millions)
To record issuance of CVS Health term loans to effect the Merger	$5,000
To record cash received from the Divestiture	107
Debt issuance costs to be paid after September 30, 2018	(5)
To record the cash portion of the Merger Consideration	(48,089)
Total	$(42,987)

(u)	To eliminate trade receivables and payables between CVS Health and Aetna.

(v)	To adjust property and equipment to their estimated fair value.

(w)	To adjust goodwill to an estimate of acquisition date goodwill, as follows:

(in millions)
Eliminate Aetna’s historical goodwill	$(10,576)
Estimated transaction goodwill	46,548
Total	$35,972

(x)	To adjust intangible assets to their estimated fair value, as follows:

(in millions)
Eliminate Aetna’s historical intangible assets	$(1,058)
Estimated fair value of intangible assets acquired	23,616
Total	$22,558

(y)	To adjust other assets to their estimated fair value, as follows:

(in millions)
Eliminate Aetna’s historical capitalized software	$(785)
Eliminate Aetna’s historical deferred acquisition costs	(612)
Reclassify term loan facility fees paid in December 2017 as a reduction of long-term debt	(12)
Total	$(1,409)

(z)	To adjust accrued expenses and other current liabilities:

(in millions)
To accrue acquisition-related transaction costs projected to be incurred after September 30, 2018	$207
Eliminate the current portion of Aetna’s deferred gain related to the sale of a substantial portion of Aetna’s Group Insurance segment (the “Group Insurance sale”)	(353)
To eliminate trade receivables and payables between CVS Health and Aetna	(271)
To reduce current tax liabilities related to estimated tax-deductible acquisition-related transactions costs	(34)
Total	$(451)

(aa)
To record the issuance of CVS Health term loans to effect the Merger and related estimated debt issuance costs, eliminate the Aetna historical unamortized debt issuance costs and net debt discounts/premiums that have no future economic benefit, and adjust Aetna’s debt to an estimate of fair value, as follows:

(in millions)
Establish incremental CVS Health term loans to effect the Merger	5,000
Estimated debt issuance costs	(17)
Elimination of unamortized debt issuance costs and net debt discounts/premiums	47
Estimated fair value adjustment to Aetna debt assumed	(107)
Total	$4,923

(bb)	Adjustment of deferred tax liabilities (assets) as follows:

(in millions)
Eliminate Aetna’s historical deferred tax liability on intangible assets and tax deductible goodwill	$(444)
Eliminate Aetna’s historical deferred tax liability on capitalized software	(174)
Eliminate Aetna’s historical deferred tax assets on net debt discounts/premiums	8
Eliminate Aetna’s historical deferred tax asset on outstanding equity awards	25
Eliminate Aetna’s historical deferred tax liability on deferred acquisition costs	(129)
Eliminate Aetna’s historical deferred tax asset on the deferred gain related to the Group Insurance sale	137
Estimated transaction-related deferred tax liability on identifiable intangible assets	6,108
Estimated transaction-related deferred tax asset on fair value adjustment to long duration insurance reserves	(67)
Estimated transaction-related deferred tax liability on fair value adjustment to property and equipment	48
Estimated transaction-related deferred tax liability for fair value decrease in assumed debt	28
Total	$5,540

(cc)	To adjust Aetna’s long duration insurance contract liabilities to their estimated fair value.

(dd)	To eliminate the long term portion of Aetna’s deferred gain related to the Group Insurance sale.

(ee)
To eliminate Aetna’s historical common shares and additional paid-in capital and to record other consideration transferred related to the pre-Merger portion of the fair value of replacement equity awards issued by CVS Health as further described in Note 4. Consideration Transferred.

(in millions)
Elimination of Aetna’s historical common shares and additional paid-in capital	$(4,779)
To record other consideration transferred	367
Total	$(4,412)

(ff)	Issuance of shares of CVS Health common stock from treasury stock to record the share consideration portion of the Merger Consideration.

(gg)	To eliminate Aetna’s historical retained earnings and to record the estimated after-tax portion of the acquisition related transaction costs projected to be incurred after September 30, 2018:

(in millions)
Elimination of Aetna’s historical retained earnings	$(15,325)
Acquisition-related transaction costs projected to be incurred after September 30, 2018	(173)
Total	$(15,498)

(hh)	To eliminate Aetna’s historical accumulated other comprehensive income.

(ii)	To adjust Aetna’s noncontrolling interests to their estimated fair value.

8. Disposition

On November 30, 2018 Aetna completed the sale of all of its standalone Medicare Part D prescription drug plans (the “Divestiture”) to a subsidiary of WellCare effective on December 31, 2018.  Aetna will provide administrative services to, and retain the financial results of, the divested plans through 2019.  Since Aetna will retain the financial results of the divested plans through 2019, the unaudited pro forma condensed combined statements of income do not reflect either the elimination of the revenues associated with Aetna’s standalone Medicare Part D prescription drug plans or the elimination of the costs directly identifiable with that revenue as if the disposition occurred on the first day of each period presented.  Revenue and income from continuing operations before income tax provision for the divested plans were $1.3 billion and $103 million, respectively, for the nine months ended September 30, 2018 and $1.9 billion and $80 million, respectively, for the year ended December 31, 2017.  The unaudited pro forma condensed combined balance sheet as of September 30, 2018 reflects the Divestiture by removing the held for sale intangible asset related to the divested plans of $107 million and recording the cash proceeds received of $107 million.

The unaudited pro forma condensed combined financial statements do not present a combined dividend per share amount.  On each of February 2, 2018, May 3, 2018, August 1, 2018 and November 1, 2018, CVS Health paid a dividend of $0.50 per share of CVS Health common stock, and on January 3, 2019, CVS Health declared a dividend of $0.50 per share of CVS Health common stock, which is payable on February 4, 2019.  On each of January 26, 2018, April 27, 2018, August 1, 2018 and November 1, 2018, Aetna paid a dividend of $0.50 per Aetna common share.  Future dividends will depend on CVS Health’s earnings, capital requirements, financial condition and other factors considered relevant by the CVS Health board of directors.